                                                                 Exhibit 23.1

                      CONSENT OF INDEPENDENT ACCOUNTANTS



     We consent to the incorporation by reference in the registration statements of Corporate Express, Inc. on Form S-8 (File No. 33-86574), Form S-8 (File No. 333-16457), Form S-8 (File No. 333-02880), Form S-8 (File No. 333-02882), Form
S-8 (File No. 33-94464), Form S-4 (File No. 333-07909) and Form S-3 (File No. 333-12451) of our report dated April 18, 1997, on our audits of the consolidated financial statements and financial statement schedule of Corporate Express, Inc. as of March 1, 1997 and March 2, 1996, and for the three years in the period ended March 1, 1997, which report is included in this Annual Report on Form 10-K.



/s/ Coopers & Lybrand LLP

Denver, Colorado
May 14, 1997